Exhibit 99.1

News Release

ON Semiconductor Names New Chief Financial Officer

Bernard Gutmann has been promoted and appointed Executive Vice President and CFO

PHOENIX, Ariz. – Sept. 27, 2012 – ON Semiconductor (Nasdaq: ONNN) today announced that President and CEO Keith Jackson and the company’s Board of Directors have promoted and appointed Bernard Gutmann to Executive Vice President and Chief Financial Officer (CFO) effective immediately.

Mr. Gutmann brings more than 30 years of finance experience to his new role, of which 13 years have been spent as a member of ON Semiconductor’s finance team. Most recently he has served as Vice President responsible for corporate-wide financial planning, analysis and corporate strategy. Since early 2011, Mr. Gutmann has also served as the CFO of the company’s SANYO Semiconductor division and will continue in this capacity. During his many years at ON Semiconductor, he has been an integral financial partner, leading and managing a variety of functions within the company including financial integration following several business acquisitions, restructuring, tax, treasury, financial planning and analysis.

Mr. Gutmann replaces Donald Colvin. The company announced his resignation as Executive Vice President and CFO in August, with Mr. Colvin remaining with the company through a leadership transition period scheduled to end on October 31, 2012.

“Today’s semiconductor market requires a global view and understanding of the business as well as in-depth financial knowledge of manufacturing, business unit and sales operations that Bernard clearly brings to the CFO role,” said Jackson. “We have a strong culture of leadership development within ON Semiconductor and are proud and excited to promote a strong leader from within our ranks. Prior to taking on this new role, Bernard worked directly for Donald Colvin as a key financial business partner to our company. Now Bernard will be a key member of my executive staff and his deep financial understanding of our business will help ensure that we maintain strong cash flows while supporting our longer-term strategic investments that position the company for future growth.”

Biography

Before his recent promotion to Executive Vice President and CFO, Mr. Gutmann worked with ON Semiconductor as Vice President, Corporate Analysis & Strategy of Semiconductor Components Industry LLC (SCILLC), serving in that position from April 2006 to his recent promotion. Mr. Gutmann also served and will continue to serve as the CFO of SANYO Semiconductor Co., Ltd. the corporation’s wholly-owned subsidiary, a position he has held since March 2011. In these roles, his responsibilities have included finance integration, financial reporting, restructuring, tax, treasury, and financial planning and analysis. From November 2002 to April 2006, Mr. Gutmann served as Vice President, Financial Planning & Analysis and Treasury of SCILLC. From September 1999 to November 2002, he held the position of Director, Financial Planning & Analysis of SCILLC. Prior to joining ON Semiconductor, Gutmann served in various financial positions with Motorola, Inc. from 1982 to 1999, including controller of various divisions and an off-shore wafer and backend factory,

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ON Semiconductor Names New Chief Financial Officer

finance and accounting manager, financial planning manager and financial analyst. He holds a Bachelor of Science in Management Engineering from Worchester Polytechnic Institute in Massachusetts (U.S.). Additionally, he is fluent in English, French, Spanish, and conversant in German.

About ON Semiconductor

ON Semiconductor (Nasdaq: ONNN) is a premier supplier of high performance silicon solutions for energy efficient electronics. The company’s broad portfolio of power and signal management, logic, discrete and custom devices helps customers efficiently solve their design challenges in automotive, communications, computing, consumer, industrial, LED lighting, medical, military/aerospace and power applications. ON Semiconductor operates a world-class, value-added supply chain and a network of manufacturing facilities, sales offices and design centers in key markets throughout North America, Europe, and the Asia Pacific regions. For more information, visit http://www.onsemi.com.

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ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its Web site in this news release, such information on the Web site is not to be incorporated herein.

Contacts

Anne Spitza Corporate Communications ON Semiconductor (602) 244-6398 anne.spitza@onsemi.com	Ken Rizvi M&A, Treasury & Investor Relations ON Semiconductor (602) 244-3437 ken.rizvi@onsemi.com